Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Anthony Sanzio (Media)
(856) 968-4390
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081

CAMPBELL REPORTS FIRST-QUARTER RESULTS

First-Quarter Net Earnings per Share Comparable to Prior Year at $0.82

CAMDEN, N.J., Nov. 22, 2011—Campbell Soup Company (NYSE: CPB) today reported its results for the first quarter of fiscal 2012.

First-Quarter Overview

•	Sales Decreased 1 Percent to $2.161 Billion

•	Solid Earnings Gains in U.S. Simple Meals, Despite 3 Percent Sales Decline

•	Earnings Declined in U.S. Beverages and Global Baking and Snacking

•	Fiscal 2012 Guidance Confirmed

Net earnings for the quarter ended Oct. 30, 2011, were $265 million, or $0.82 per share, compared with $279 million, or $0.82 per share, in the prior year.

Denise Morrison, Campbell’s President and CEO, said, “As we’ve previously stated, fiscal 2012 will be a year of investment as we establish the foundation for the next era of profitable growth at Campbell.

“While it is early in this transition year, our efforts to stabilize U.S. Soup profitability are on track. As planned, we raised prices in response to inflation and reduced ineffective marketing spending, which led to improved profits despite anticipated volume declines. Specifically, we engaged in significantly less promotional spending. We also commenced our U.S. Soup advertising later in the quarter to coincide with the start of soup season. This is part of a planned, full-year timing shift of our media dollars into the soup season where they are most effective.”

Morrison continued, “In U.S. Beverages, we faced increased inflation, a weaker category and intensified competition, with new entrants in both 100-percent vegetable juice and fruit and vegetable blends. We stepped up our advertising near the end of October, when our new ‘V8’campaign began airing. Although our consumption growth outpaced the category and our market share increased, this required significant investment to protect our business.

“We will increase investment in brand building and innovation programs this fiscal year. We’re encouraged by the speed to shelf of our new product innovations this quarter and our progress on the longer-term process of building a steady stream of consumer-driven innovation in our key businesses.”

Morrison concluded, “We’re making steady progress on implementing our new strategies. Our overall first-quarter performance was in line with our expectations, although the composition of our results was mixed. U.S. Simple Meals, Pepperidge Farm and North America Foodservice met or exceeded expectations; U.S. Beverages and International did not. We have more hard work ahead, and we won’t rest until we change the growth trajectory of the company. ”

Campbell Confirms Fiscal 2012 Guidance

As previously announced, fiscal 2012 will be a year of investment and transition for Campbell. The company confirmed its previous fiscal 2012 guidance. Campbell expects net sales growth to be between 0 and 2 percent, a decline in adjusted EBIT of between (9) and (7) percent and a decline in adjusted EPS of between (7) and (5) percent, or $2.35 to $2.42 per share, from the adjusted base of $2.54.

A detailed reconciliation of the fiscal 2011 adjusted financial information to the 2011 reported financial information is included at the end of this news release.

First-Quarter Results

For the first quarter, sales decreased 1 percent to $2.161 billion. The change in sales for the quarter reflected the following factors:

•	Volume and mix subtracted 5 percent

•	Price and sales allowances added 4 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 1 percent

First-Quarter Financial Details

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Gross margin was 39.5 percent, compared with 41.2 percent a year ago. The decrease in gross margin percentage was primarily due to cost inflation and negative mix, partly offset by higher selling prices and productivity improvements.

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Marketing and selling expenses decreased 6 percent to $261 million compared with $277 million in the prior year, primarily due to lower advertising and consumer promotion expenses, principally in the U.S. Soup business, partly offset by the impact of currency. To increase its effectiveness, U.S. Soup advertising began later in the quarter to be more closely aligned with the start of the soup season.

•

Administrative expenses increased $5 million to $145 million, primarily due to higher incentive compensation and benefit costs, and the unfavorable impact of currency, partially offset by the benefit of cost savings from previously announced restructuring initiatives.

•

EBIT was $416 million compared with $444 million in the prior-year quarter. EBIT decreased 6 percent primarily due to cost inflation and lower volumes, partly offset by higher selling prices and productivity savings.

•	Net earnings per share were $0.82 in the current quarter, comparable to a year ago. Earnings per share benefited from a reduction in shares outstanding from the company’s share repurchase programs.

•	Cash flow from operations totaled $73 million in the quarter, an improvement of approximately $100 million from a year ago, due to lower pension contributions and lower working capital requirements.

•

Campbell repurchased 2.6 million shares for $85 million under its strategic share repurchase program announced in June 2011 and the company’s ongoing practice of buying back shares sufficient to offset those issued under incentive compensation plans.

Summary of Fiscal 2012 First-Quarter Results by Segment

U.S. Simple Meals

Sales for U.S. Simple Meals were $874 million for the first quarter, a decrease of 3 percent compared to the year-ago period. A breakdown of the change in sales follows:

•	Volume and mix subtracted 7 percent

•	Price and sales allowances added 5 percent

•	Increased promotional spending subtracted 1 percent

U.S. Soup sales declined 4 percent as lower volumes were partly offset by higher selling prices. Sales volumes were negatively impacted by higher promoted and non-promoted price points at retail.

•	Sales of “Campbell’s” condensed soups decreased 4 percent, with declines in both eating and cooking varieties.

•	Sales of ready-to-serve soups decreased 9 percent, reflecting declines in both canned and microwavable soups.

•	Broth sales rose 6 percent, reflecting higher selling prices and volume gains.

Sales of “Prego” pasta sauce achieved volume-driven sales gains, while sales of “Pace” Mexican sauce declined slightly as the impact of increased promotional spending was partly offset by increased volumes.

Operating earnings were $260 million compared with $240 million in the prior-year period. The increase in operating earnings was primarily due to improved earnings performance in U.S. Soup. U.S. Soup operating earnings increased primarily due to higher selling prices and lower advertising and consumer promotion expenses, partially offset by volume declines. The U.S. Soup advertising campaign was launched later in the quarter compared to a year ago.

Global Baking and Snacking

Sales for Global Baking and Snacking were $568 million for the first quarter, an increase of 4 percent from a year ago. The change in sales reflected the following factors:

•	Volume and mix subtracted 3 percent

•	Price and sales allowances added 5 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 3 percent

Further details of sales results included the following:

•	Sales of Pepperidge Farm increased 5 percent, reflecting higher selling prices across the portfolio.

•

In cookies and crackers, sales increases were driven by solid gains in “Goldfish” snack crackers and by the launch of “Cracker Chips” and “Milano Melts” cookies, partly offset by declines in Soft-Baked cookies.

•	Bakery sales increased due to gains in “Goldfish” breads.

•

Sales at Arnott’s increased primarily due to currency, partially offset by lower volumes. The volume performance was negatively impacted by an increase in promoted and non-promoted price points at retail and a weakening consumer environment in Australia.

Operating earnings were $88 million compared to $100 million in the prior year, primarily due to lower earnings at Arnott’s, reflecting the impact of cost inflation and lower volumes, partially offset by the favorable impact of currency.

International Simple Meals and Beverages

Sales for International Simple Meals and Beverages were $359 million for the first quarter, a decrease of 3 percent compared with a year ago. The change in sales reflected the following factors:

•	Volume and mix subtracted 7 percent

•	Currency added 4 percent

Excluding the impact of currency, the sales decline was primarily due to the performance of the businesses in Canada and Europe.

•	In Canada, sales decreased primarily due to declines in soup, partially offset by the favorable impact of currency.

•	In Europe, sales decreased primarily due to volume declines in France and Germany, partly offset by gains in Belgium.

•	In the Asia Pacific region, sales increased due to the impact of currency and growth in Malaysia, partially offset by declines in Australia soup.

Operating earnings were $43 million compared with $51 million in the year-ago period. The decrease in operating earnings was primarily due to declines in Canada and the Asia Pacific region.

U.S. Beverages

Sales for U.S. Beverages were $198 million for the first quarter, a decrease of 3 percent compared to the year-ago period. A breakdown of the change in sales follows:

•	Volume and mix added 1 percent

•	Increased promotional spending subtracted 4 percent

Sales of “V8” vegetable juice declined, while sales of both “V8 V-Fusion” juice and “V8 Splash” juice drinks increased. Sales of “V8 V-Fusion” juice benefited from the launch of “V8 V-Fusion Smoothies” in the quarter. In response to intensified competition and new entrants in both 100-percent vegetable juice and fruit and vegetable blends, the company increased promotional spending, primarily on “V8 V-Fusion” juice.

Operating earnings were $30 million compared with $55 million in the year-ago period. The decrease in operating earnings was primarily due to significant cost inflation and increased marketing spending, both in trade promotions and advertising.

North America Foodservice

Sales were $162 million for the first quarter, an increase of 6 percent compared with a year ago. A breakdown of the change in sales follows:

•	Volume and mix added 2 percent

•	Price and sales allowances added 3 percent

•	Decreased promotional spending added 1 percent

Sales increased primarily due to volume-driven gains in fresh chilled soup sold at retail.

Operating earnings increased to $27 million from $23 million. The increase in operating earnings was primarily driven by higher selling prices and productivity improvements, partly offset by cost inflation.

Unallocated Corporate Expenses

Unallocated corporate expenses were $30 million compared to $25 million a year ago. The increase was primarily due to losses on open commodity hedges.

Non-GAAP Financial Information

A detailed reconciliation of the fiscal 2011 adjusted financial information to the 2011 reported financial information is included at the end of this news release.

Conference Call

Campbell will host a conference call to discuss these results on Nov. 22, 2011, at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-206-6900 and non-U.S. participants at 1-703-639-1110. Participants should call at least ten minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight Dec. 6, 2011, at 1-888-266-2081 or 1-703-925-2533. The access code is 1558842.

Reporting Segments

Campbell Soup Company earnings results are reported for the following segments:

U.S. Simple Meals aggregates the U.S. Soup and U.S. Sauces businesses. The U.S. Soup business includes the following products: “Campbell’s” condensed and ready-to-serve soups, and “Swanson” broth and stocks. The U.S. Sauces business includes “Prego” pasta sauce, “Pace” Mexican sauce, “Swanson” canned poultry, “Campbell’s” canned pasta, gravies, and beans.

Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott’s” biscuits in Australia and Asia Pacific.

International Simple Meals and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Europe, Latin America, Asia Pacific, China and the retail business in Canada.

U.S. Beverages represents the following products: “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.

North America Foodservice represents the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and Pepperidge Farm products through various food service channels in the United States and Canada.

About Campbell Soup Company

Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and

Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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CAMPBELL SOUP COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

(millions, except per share amounts)

	THREE MONTHS ENDED
	October 30, 2011	October 31, 2010

Net sales	$2,161	$2,172

Costs and expenses
Cost of products sold	1,307	1,278
Marketing and selling expenses	261	277
Administrative expenses	145	140
Research and development expenses	30	31
Other expenses	—	2
Restructuring charges	2	—

Total costs and expenses	1,745	1,728

Earnings before interest and taxes	416	444
Interest, net	28	30

Earnings before taxes	388	414

Taxes on earnings	125	135

Net earnings	263	279
Net loss attributable to noncontrolling interests	2	—

Net earnings attributable to Campbell Soup Company	$265	$279

Per share - basic
Net earnings attributable to Campbell Soup Company	$.82	$.82

Dividends	$.29	$.275

Weighted average shares outstanding - basic	320	335

Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.82	$.82

Weighted average shares outstanding - assuming dilution	322	338

CAMPBELL SOUP COMPANY

CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)

(millions, except per share amounts)

	THREE MONTHS ENDED
	October 30, 2011	October 31, 2010	Percent Change
Sales
Contributions:
U.S. Simple Meals	$874	$898	(3%)
Global Baking and Snacking	568	544	4%
International Simple Meals and Beverages	359	372	(3%)
U.S. Beverages	198	205	(3%)
North America Foodservice	162	153	6%

Total sales	$2,161	$2,172	(1%)

Earnings
Contributions:
U.S. Simple Meals	$260	$240	8%
Global Baking and Snacking	88	100	(12%)
International Simple Meals and Beverages	43	51	(16%)
U.S. Beverages	30	55	(45%)
North America Foodservice	27	23	17%

Total operating earnings	448	469	(4%)
Unallocated corporate expenses	30	25
Restructuring charges	2	—

Earnings before interest and taxes	416	444	(6%)
Interest, net	28	30
Taxes on earnings	125	135

Net earnings	263	279	(6%)
Net loss attributable to noncontrolling interests	2	—

Net earnings attributable to Campbell Soup Company	$265	$279	(5%)

Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.82	$.82	—%

CAMPBELL SOUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(millions)

	October 30, 2011	October 31, 2010

Current assets	$2,123	$2,124

Plant assets, net	2,057	2,042

Intangible assets, net	2,619	2,538

Other assets	149	114

Total assets	$6,948	$6,818

Current liabilities	$2,033	$2,479

Long-term debt	2,422	1,946

Other liabilities	1,326	1,289

Total equity	1,167	1,104

Total liabilities and equity	$6,948	$6,818

Total debt	$2,989	$3,080

Cash and cash equivalents	$285	$291

Reconciliation of GAAP and Non-GAAP Financial Measures

First Quarter Ended October 30, 2011

Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.

Items Impacting Earnings

The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.

The following items impacted earnings in fiscal 2011:

(1)	In fiscal 2011, the company announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. The company also announced its intent to close its office in Moscow and exit the Russian market. In the fourth quarter of fiscal 2011, the company recorded pre-tax restructuring charges of $63 million ($41 million after tax or $.12 per share) related to these initiatives.

The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

(millions, except per share amounts)	Year Ended
July 31, 2011
Earnings before interest and taxes, as reported	$1,279
Add: Restructuring charges (1)	63

Adjusted Earnings before interest and taxes	$1,342

Interest, net, as reported	$111

Adjusted Earnings before taxes	$1,231

Taxes on earnings, as reported	$366
Add: Tax benefit from restructuring charges (1)	22

Adjusted Taxes on earnings	$388

Adjusted effective income tax rate	31.5%

Net earnings attributable to Campbell Soup Company, as reported	$805
Add: Net adjustment from restructuring charges (1)	41

Adjusted Net earnings attributable to Campbell Soup Company	$846

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.42
Add: Net adjustment from restructuring charges (1)	0.12

Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.54